Braver PC
Accountants & Advisors

January 16, 2014

Securities and Exchange Commission
100 F Street NE
Washington, DC 20549

Re: Form 8-K Attachment – Change of Accountants' Letter

Commissioners:

We have read the statements made by FSP 303 East Wacker Drive Corp. under Item 4.01 of its Form 8-K dated January 16, 2014. We agree with the statements concerning our Firm and the principal accountant's reports prepared by our Firm, in such Form 8-K; we are not in position to agree or disagree with other statements of FSP 303 East Wacker Drive Corp. contained therein.

Very truly yours,

Braver P.C.

Braver P.C.